4201 Connecticut Avenue, N.W. Suite 407 Washington, D.C. 20008 (202) 609-7756 www.arielway.com	Investor Relations Contact Information Phone: (202) 609-7756 E-mail: info@arielway.com

Ariel Way, Inc. Reports Significant Debt Reduction

Washington, DC, November 3, 2010 -- Ariel Way, Inc., (PK: AWYI) a technology and services company for highly secure global communications, multimedia including digital signage solutions and associated technologies, today announced that it has as of November 3, 2010 significantly reduced its debt and liabilities.

Arne Dunhem, Ariel Way chairman, president, and CEO of Ariel Way said, “We are pleased to finally be able to put in place a major plan aiming to significantly improve the value of the Company and therewith the shareholder value.” Arne Dunhem also said, “Among others, the burden of the large amount of debt and liabilities that we have carried until now has been a major factor making new financing and the acquisition of new operations very difficult.”

On November 3, 2010, the Company was able to significantly reduce its liabilities by approximately $334,000. The significant reduction is the result of a settlement of debt by the Company to Arne Dunhem such that a total of $238,369 in debt owed to Arne Dunhem was forgiven by him. In addition, $95,023 was converted into a total of 316,744,514 shares of restricted common stock to Arne Dunhem out of which the issuance of 66,873,600 shares of restricted common stock will be deferred to a later date. All shares will be issued restricted per SEC Rule 144 and cannot be freely traded.

With the issuance of the shares of restricted common stock, the total issued and outstanding shares of common stock are 1,995,000,000. The authorized number of shares is 1,995,000,000. This means that there are currently no more shares available to be issued, including for the conversion of Series A Convertible Preferred shares.

The Management of the Company intends to aggressively continue to attempt to reduce the past debt and liabilities of the Company with a target of less than $100,000 before end of year 2010. The Management believes this may create alternatives for new financing and the acquisition of new operations to grow the shareholder value.

About Ariel Way, Inc.
Ariel Way, Inc., a Florida corporation (“Ariel Way” or the “Company”), is a technology and services company for highly secure global communications, multimedia and digital signage solutions and technologies. The Company is focused on developing innovative and secure technologies, acquiring and growing profitable advanced technology companies and global communications service providers and creating strategic alliances with companies in complementary product lines and service industries.

More information about Ariel Way can be found on the web at http://www.arielway.com.

Forward-Looking Statements: Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See the Company's latest Form 10-KSB for a discussion of such risks, uncertainties and other factors. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. These forward-looking statements are based on management's expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future.